Exhibit 99.1

CONSENT OF PERSON ABOUT TO BECOME A DIRECTOR

        Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, James E. Cashman III, hereby consent to be named as a person about to become a director of Paradigm Ltd. in the Registration Statement on Form S-1 of Paradigm Ltd. and in all amendments (including post-effective amendments) and supplements thereto.

Dated: November 30, 2006

                      /s/ JAMES E. CASHMAN III